Exhibit 99.1
NuStar Energy Reports Highest Quarterly Coverage Ratio Since 3rd Quarter 2011
4th Quarter 2013 EPU and EBITDA Negatively Impacted by Non-Cash Charges
Corpus Dock Expansion to be Completed Earlier than Expected
Plans to Close on Divestiture of Remaining 50% Interest in Asphalt Joint Venture by end of February 2014
Oxy to Begin Transporting NGLs on Idled 12” Pipeline
SAN ANTONIO, February 5, 2014 - NuStar Energy L.P. (NYSE: NS) today announced fourth quarter 2013 distributable cash flow from continuing operations available to limited partners was $75.3 million, or $0.97 per unit, compared to 2012 fourth quarter distributable cash flow from continuing operations available to limited partners of $60.5 million, or $0.78 per unit. For the year ended December 31, 2013, distributable cash flow from continuing operations available to limited partners was $257.8 million, or $3.31 per unit, higher than the $210.8 million, or $2.89 per unit earned in 2012.

“2013 was a major turning point for NuStar as we took steps to significantly reduce our exposure to margin-based operations and continued to invest in the growth of our more stable pipelines and terminals business,” said Brad Barron, President and Chief Executive Officer of NuStar Energy L.P. and NuStar GP Holdings, LLC.  “We’re starting to see the results of this strategic redirection as the first quarter is off to a good start.

“We’re excited about several important initiatives being announced today that are expected to help improve our earnings in 2014 and beyond.  We have made tremendous progress on the expansion of our Corpus Christi dock, which is now expected to be in service later this month - several months ahead of schedule. We completed construction on our second rail-car offloading facility at our St. James terminal. We forged an agreement with Lindsay Goldberg to divest our remaining 50% interest in our Asphalt Joint Venture, and we completed an agreement with Oxy to re-activate our idled 12” pipeline between Mont Belvieu and Corpus Christi.

“We have made a lot of progress over the past couple of months, and we’re going to keep up the pace as everyone is focused on our goal of returning to one-to-one coverage of our distribution.  Largely as a result of the improved adjusted EBITDA results in all three of our segments in 2013, NuStar’s fourth quarter distributable cash flow from continuing operations available to limited partners covered the distribution to the limited partners by 0.89 times, the highest quarterly coverage ratio since the third quarter of 2011.  Based on our current projections, we expect to start exceeding a one-times coverage ratio in the second half of 2014 and for the full year 2014,” said Barron.

Fourth Quarter and Full Year Earnings Results

As a result of some of the non-cash charges described below, fourth quarter earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations was negative $192.3 million compared to fourth quarter 2012 EBITDA of $81.8 million. For the year ended December 31, 2013, EBITDA from continuing operations was $127.2 million, higher than the $107.6 million in 2012.

NuStar Energy L.P. reported a fourth quarter net loss applicable to limited partners of $368.3 million, or $4.73 per unit, compared to a net loss applicable to limited partners of $21.2 million, or $0.27 per unit, reported in the fourth quarter of 2012. Without certain adjustments in the fourth quarters of both years, as described below, the fourth quarter of 2013 would have generated adjusted net income applicable to limited partners of $16.6 million, or $0.21 per unit, compared to the fourth quarter 2012 adjusted net income applicable to limited partners of $19.5 million, or $0.25 per unit.

For the year ended December 31, 2013, the company reported a net loss applicable to limited partners of $311.5 million, or $4.00 per unit, compared to a net loss applicable to limited partners of $263.3 million, or $3.61 per unit, in 2012. Without certain adjustments in both years, as described below, adjusted net income applicable to limited partners would have been $58.8 million, or $0.75 per unit, compared to 2012 adjusted net income applicable to limited partners of $53.6 million, or $0.73 per unit.

As previously announced on January 30, 2014, the fourth quarter 2013 distribution of $1.095 per unit will be paid on February 14, 2014 to holders of record as of February 10, 2014.

-More-

“Absent the impact of several non-cash adjustments, our fourth quarter 2013 results in both our fee-based pipeline and storage segments were higher than last year’s fourth quarter,” said Barron. “The completion of several internal growth projects in these segments contributed to the improved fourth quarter results.”

“I am also happy to note that our fuels marketing segment results were higher than last year’s fourth quarter as well.”

Fourth Quarter and Full Year Adjustments

Fourth quarter 2013 results include $403.6 million, or $4.94 per unit, of adjustments, primarily non-cash charges associated with the write-down of asset values and the value of goodwill assigned to several of the company’s terminal facilities. Fourth quarter 2012 results included $41.5 million, or $0.52 per unit, of expense items related primarily to hedge losses recorded following NuStar’s decision to sell the San Antonio refinery in December 2012, as well as a handful of cancelled capital projects.

Full year 2013 results include $388.8 million, or $4.75 per unit, of adjustments, comprised of the fourth quarter 2013 non-cash adjustments mentioned previously and other adjustment items. Full year 2012 results included $323.4 million, or $4.34 per unit of adjustments, which included the fourth quarter 2012 adjustments mentioned previously, and $281.9 million, or $3.82 per unit, of expense items resulting from deconsolidating the asphalt joint venture in September 2012 and other adjustment items.

Internal Growth Project Update

In November, the company completed the construction of a second rail-car offloading facility at its St. James terminal in Louisiana. NuStar now has two rail-car facilities in operation at the terminal with a total offloading capacity of 100,000 to 200,000 barrels per day.

The construction of a new private dock at NuStar’s Corpus Christi North Beach terminal should be completed by the end of February 2014, far earlier than anticipated. The initial estimate for the completion of the dock was the second quarter of 2014. This new dock will more than double the current loading capacity of approximately 125,000 barrels per day and will allow NuStar to handle all the new volume associated with the Phase 1 and Phase 2 expansions of the South Texas Crude Oil Pipeline expansion, as well as additional volumes shipped to Corpus Christi.

Divestiture of 50% Interest in Asphalt Joint Venture

NuStar has entered into an agreement with an affiliate of Lindsay Goldberg LLC, a private investment firm, to divest its 50% voting interest in an asphalt joint venture that owns a refinery located in Paulsboro, New Jersey, a terminal located in Savannah, Georgia and the related working capital. Closing for the transaction is expected to be completed no later than February 28, 2014.

After the transaction is closed, a $250 million seven-year revolving credit facility between NuStar Logistics and the joint venture will be immediately converted to a $175 million term loan, dropping to a $150 million term loan six months after closing. The transaction calls for the loan to be paid off in full no later than September 2019. NuStar Logistics will continue to provide up to $150 million of credit support to the asphalt business, in the form of guarantees and letters of credit. This commitment begins declining two years after closing and terminates in September 2019.

Reactivation of Mont Belvieu to Corpus Christi 12” Pipeline

NuStar and Occidental Petroleum Corporation (Oxy) have entered into a long-term agreement in which Oxy will ship natural gas liquids (NGLs) on NuStar’s currently idled, 200-mile, 12-inch pipeline between Mont Belvieu and Corpus Christi, Texas. Oxy will use a majority of the line’s 110,000 barrel per day capacity and NuStar will continue to market any remaining capacity to third parties. The line will begin generating distributable cash flow in the second quarter of 2014 and is expected to be placed into full NGL service in the second quarter of 2015. Once the line is in full service, it is expected to generate approximately $23 million per year of incremental EBITDA.

2014 Earnings Guidance

“First quarter 2014 EBITDA results for our pipeline and fuels marketing segments should be higher than last year’s first quarter due to the benefit from our Eagle Ford shale internal growth projects and improved results in our bunkering operations,” said Barron. “However, our first quarter storage segment results are expected to be lower than last year primarily due to reduced LLS to WTI profit-sharing benefits at our St. James, Louisiana terminal.”

-More-

Commenting on guidance for the full year 2014, Barron said, “Our pipeline segment EBITDA should be $40 to $60 million higher than 2013 while our storage segment EBITDA should be comparable to 2013. We expect our fuels marketing segment to generate EBITDA in the range of $10 to $30 million. Based on these projections, we expect our coverage ratio to start exceeding one-times in the second half of 2014 and for the full year 2014.”

With regard to capital spending projections for 2014, Barron went on to say, “We plan to spend $370 to $390 million on internal growth projects during 2014. Most of this spending should be focused on projects in our pipeline segment. 2014 reliability capital spending is expected to be in the range of $35 to $45 million.”

Fourth Quarter Earnings Conference Call Details

A conference call with management is scheduled for 9:00 a.m. CT today, February 5, 2014, to discuss the financial and operational results for the fourth quarter of 2013. Investors interested in listening to the presentation may call 800/622-7620, passcode 32985588. International callers may access the presentation by dialing 706/645-0327, passcode 32985588. The company intends to have a playback available following the presentation, which may be accessed by calling 800/585-8367, passcode 32985588. International callers may access the playback by calling 404/537-3406, passcode 32985588. A live broadcast of the conference call will also be available on the company’s Web site at www.nustarenergy.com.

NuStar Energy L.P., a publicly traded master limited partnership based in San Antonio, is one of the largest independent liquids terminal and pipeline operators in the nation. NuStar currently has 8,643 miles of pipeline; 89 terminal and storage facilities that store and distribute crude oil, refined products and specialty liquids; and 50% ownership in a joint venture that owns a terminal and an asphalt refinery with a throughput capacity of 74,000 barrels per day. The partnership’s combined system has approximately 97 million barrels of storage capacity, and NuStar has operations in the United States, Canada, Mexico, the Netherlands, including St. Eustatius in the Caribbean, the United Kingdom and Turkey. For more information, visit NuStar Energy L.P.’s Web site at www.nustarenergy.com.

This release serves as qualified notice to nominees under Treasury Regulation Sections 1.1446-4(b)(4) and (d). Please note that 100% of NuStar’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of NuStar’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals and corporations, as applicable. Nominees, and not NuStar, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements regarding future events. All forward-looking statements are based on the partnership and company’s beliefs as well as assumptions made by and information currently available to the partnership and company. These statements reflect the partnership and company’s current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in NuStar Energy L.P. and NuStar GP Holdings, LLC’s 2012 annual reports on Form 10-K and subsequent filings with the Securities and Exchange Commission.

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information
(Unaudited, Thousands of Dollars, Except Unit and Per Unit Data)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Statement of Income Data (Note 1):
Revenues:
Service revenues	$237,216	$231,776	$938,138	$870,157
Product sales	548,171	751,114	2,525,594	5,075,579
Total revenues	785,387	982,890	3,463,732	5,945,736
Costs and expenses:
Cost of product sales	525,760	718,208	2,453,997	4,930,174
Operating expenses	112,463	136,859	454,396	526,145
General and administrative expenses	25,108	29,502	91,086	104,756
Depreciation and amortization expense	45,805	38,196	178,921	159,789
Goodwill impairment loss	304,453	—	304,453	22,132
Asset impairment loss	—	—	—	249,646
Gain on legal settlement	—	—	—	(28,738)
Total costs and expenses	1,013,589	922,765	3,482,853	5,963,904
Operating (loss) income	(228,202)	60,125	(19,121)	(18,168)
Equity in loss of joint ventures	(13,341)	(13,194)	(39,970)	(9,378)
Interest expense, net	(34,270)	(22,605)	(127,119)	(90,535)
Interest income from related party	1,553	1,158	6,113	1,219
Other income (expense), net	3,424	(3,297)	7,341	(24,689)
(Loss) income from continuing operations before income tax expense	(270,836)	22,187	(172,756)	(141,551)
Income tax expense	4,666	3,295	12,753	24,450
(Loss) income from continuing operations	(275,502)	18,892	(185,509)	(166,001)
Loss from discontinued operations, net of tax	(99,778)	(29,915)	(99,162)	(61,236)
Net loss	$(375,280)	$(11,023)	$(284,671)	$(227,237)
Net loss applicable to limited partners	$(368,327)	$(21,212)	$(311,516)	$(263,325)
Net (loss) income per unit applicable to limited partners
Continuing operations	$(3.60)	$0.10	$(2.89)	$(2.79)
Discontinued operations	(1.13)	(0.37)	(1.11)	(0.82)
Total	$(4.73)	$(0.27)	$(4.00)	$(3.61)
Weighted-average limited partner units outstanding	77,886,078	77,886,078	77,886,078	72,957,417

EBITDA from continuing operations (Note 2)	$(192,314)	$81,830	$127,171	$107,554
DCF from continuing operations (Note 2)	$88,115	$73,314	$308,877	$259,488

	December 31,
	2013	2012
Balance Sheet Data:
Debt, including current portion (a)	$2,655,553	$2,411,004
Partners’ equity (b)	1,903,794	2,584,995
Debt-to-capitalization ratio (a) / ((a)+(b))	58.2%	48.3%

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information - Continued
(Unaudited, Thousands of Dollars, Except Barrel Data)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Storage:
Throughput (barrels/day)	807,414	794,335	781,213	765,556
Throughput revenues	$27,629	$27,933	$104,553	$95,612
Storage lease revenues	105,956	117,480	451,996	482,454
Total revenues	133,585	145,413	556,549	578,066
Operating expenses	71,596	86,638	279,712	288,881
Depreciation and amortization expense	24,439	22,437	99,868	88,217
Goodwill and asset impairment loss	304,453	—	304,453	2,126
Segment operating (loss) income	$(266,903)	$36,338	$(127,484)	$198,842
Pipeline:
Refined products pipelines throughput (barrels/day)	514,975	520,796	487,021	498,321
Crude oil pipelines throughput (barrels/day)	377,937	402,813	365,749	345,648
Total throughput (barrels/day)	892,912	923,609	852,770	843,969
Throughput revenues	$109,768	$95,517	$411,529	$340,455
Operating expenses	31,769	33,775	134,365	128,987
Depreciation and amortization expense	18,832	13,792	68,871	52,878
Segment operating income	$59,167	$47,950	$208,293	$158,590
Fuels Marketing:
Product sales	$549,167	$752,022	$2,527,698	$5,086,383
Cost of product sales	530,197	725,549	2,474,612	4,957,100
Gross margin	18,970	26,473	53,086	129,283
Operating expenses	11,849	20,457	53,185	148,458
Depreciation and amortization expense	7	18	27	11,253
Goodwill and asset impairment loss	—	—	—	266,357
Segment operating income (loss)	$7,114	$5,998	$(126)	$(296,785)
Consolidation and Intersegment Eliminations:
Revenues	$(7,133)	$(10,062)	$(32,044)	$(59,168)
Cost of product sales	(4,437)	(7,341)	(20,615)	(26,926)
Operating expenses	(2,751)	(4,011)	(12,866)	(40,181)
Total	$55	$1,290	$1,437	$7,939
Consolidated Information:
Revenues	$785,387	$982,890	$3,463,732	$5,945,736
Cost of product sales	525,760	718,208	2,453,997	4,930,174
Operating expenses	112,463	136,859	454,396	526,145
Depreciation and amortization expense	43,278	36,247	168,766	152,348
Goodwill and asset impairment loss	304,453	—	304,453	268,483
Segment operating (loss) income	(200,567)	91,576	82,120	68,586
General and administrative expenses	25,108	29,502	91,086	104,756
Other depreciation and amortization expense	2,527	1,949	10,155	7,441
Other asset impairment loss	—	—	—	3,295
Gain on legal settlement	—	—	—	(28,738)
Consolidated operating (loss) income	$(228,202)	$60,125	$(19,121)	$(18,168)

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information - Continued
(Unaudited, Thousands of Dollars, Except Per Unit Data)
Notes:

(1)
The results of operations for the following have been reported as discontinued operations for all periods presented: (i) the San Antonio Refinery and related assets and (ii) certain storage assets that were classified as “Assets held for sale” on the consolidated balance sheet as of December 31, 2013.

(2)
NuStar Energy L.P. utilizes financial measures, earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations, distributable cash flow (DCF) from continuing operations and DCF from continuing operations per unit, which are not defined in U.S. generally accepted accounting principles. Management uses these financial measures because they are widely accepted financial indicators used by investors to compare partnership performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the partnership’s assets and the cash that the business is generating. None of EBITDA from continuing operations, DCF from continuing operations or DCF from continuing operations per unit are intended to represent cash flows from operations for the period, nor are they presented as an alternative to net income or income from continuing operations. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with U.S. generally accepted accounting principles.

The following is a reconciliation of (loss) income from continuing operations to EBITDA from continuing operations and DCF from continuing operations:

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
(Loss) income from continuing operations	$(275,502)	$18,892	$(185,509)	$(166,001)
Plus interest expense, net and interest income from related party	32,717	21,447	121,006	89,316
Plus income tax expense	4,666	3,295	12,753	24,450
Plus depreciation and amortization expense	45,805	38,196	178,921	159,789
EBITDA from continuing operations	(192,314)	81,830	127,171	107,554
Equity in loss of joint ventures	13,341	13,194	39,970	9,378
Interest expense, net and interest income from related party	(32,717)	(21,447)	(121,006)	(89,316)
Reliability capital expenditures	(11,600)	(14,554)	(39,939)	(32,012)
Income tax expense	(4,666)	(3,295)	(12,753)	(24,450)
Distributions from joint ventures	2,169	—	7,956	6,364
Other items (a)	315,718	13,304	311,675	287,981
Mark-to-market impact on hedge transactions (b)	(1,816)	4,282	(4,197)	(6,011)
DCF from continuing operations	$88,115	$73,314	$308,877	$259,488

Less DCF from continuing operations available to general partner	12,766	12,766	51,064	48,728
DCF from continuing operations available to limited partners	$75,349	$60,548	$257,813	$210,760

DCF from continuing operations per limited partner unit	$0.97	$0.78	$3.31	$2.89

(a)
Other items for the three months and year ended December 31, 2013 mainly consist of (i) a non-cash goodwill impairment charge totaling $304.5 million and (ii) an increase in deferred revenue associated with throughput deficiency payments and construction reimbursements received in the period.

Other items for the year ended December 31, 2012 consist of (i) $271.8 million of non-cash asset impairment charges mainly related to our asphalt operations, including fixed assets, goodwill and intangible assets, (ii) a $21.6 million loss associated with the sale of 50% of our asphalt operations on September 28, 2012, (iii) $13.3 million in costs written off mainly due to cancelled capital projects and (iv) an $18.7 million gain, net of tax, resulting from a legal settlement.

(b)
DCF from continuing operations excludes the impact of unrealized mark-to-market gains and losses that arise from valuing certain derivative contracts, as well as the associated hedged inventory. The gain or loss associated with these contracts is realized in DCF from continuing operations when the contracts are settled.